EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               DELIVERY NOW CORP.

It  is  hereby  certified  that:

1. The name of the corporation (hereinafter called the "Corporation") is DELIVERY NOW CORP.

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article:

                                   "Article IV

                                AUTHORIZED SHARES

     The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue shall be two hundred five million (205,000,000) shares, of which two hundred million (200,000,000) shares shall be common stock, having a par value of $.0001 per share (the "Common Stock"), and five million (5,000,000) shares shall be preferred stock, par value $.0001 per share (the "Preferred Stock"). All of the shares of Common Stock shall be of one class.

     The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions, providing for such issuance and duly adopted by the Board of Directors of the Corporation, authority to do so being hereby expressly vested in the Corporation's Board of Directors. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

     The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

     (i) the distinctive designation of such class or series and the number of shares to constitute such class or series;

     (ii) the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

     (iii) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

     (iv) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (v) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

     (vi) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

     (vii) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

     (viii) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

     (ix) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of this Certificate of Incorporation.

All issued and outstanding shares of Common Stock, par value $.0001 per share ("Old Common Stock"), outstanding as of the close of business on October 20, 2003 (the "Effective Date") shall automatically and without any action on the part of the holder of the Old Common Stock be converted into ten (10) times the number of shares of Old Common Stock, par value $.001 per share ("New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are converted under the terms hereof. Prior to the Effective Date, there are 4,020,000 shares of issued and outstanding shares of Old Common Stock and 45,980,000 shares of authorized but unissued shares of Old Common Stock. On the Effective Date, there will be approximately 40,200,000 issued and outstanding shares of New Common Stock and 159,800,000 shares of authorized but unissued shares of New Common Stock. The 4,020,000 shares of Old Common Stock are hereby changed into approximately 40,200,000 shares of New Common Stock at the rate of ten shares of New Common Stock for every one share of Old Common Stock.

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. That the capital of the Corporation shall not be reduced under or by reason of said amendments.


Signed  on  October  13,  2003


/s/  Michael  Conte
--------------------------
Michael  Conte,  President